Exhibit 23.5

广东卫斯理律师事务所
GUANGDONG WESLEY LAW FIRM

Date: 2026/10/08

707 Cayman Holdings Limited

707 International Limited

5/F., AIA Financial Centre
712 Prince Edward Road East, San Po Kong,
Kowloon, Hong Kong

Re: consent letter

Ladies and Gentlemen,

We are a qualified law firm and lawyers in the People's Republic of China ("PRC"), and we have been engaged by 707 International Limited (the "Company"), to advise on certain legal matters related to the PRC laws and regulations.

We hereby consent to the use of this consent as an exhibit to the Registration Statement on Form F-1, as amended (the "Registration Statement"), to be filed with the U.S. Securities and Exchange Commission. We further consent to the use of our name and to all references made to us in the Registration Statement, reply to the U.S. Securities and Exchange Commission and in the prospectus forming a part thereof.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the U.S. Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

广东卫斯理律师事务所
4407033030190

Guangdong Wesley Law Firm